Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Plains Partners Reports Second Quarter 2017 Financial Results

•	Net income of $13.1 million, or $0.40 per common unit

•	Quarterly cash distribution increased 1.0 cent to $0.45 per unit

•	Adjusted EBITDA of $16.7 million and distributable cash flow of $15.3 million, LTM distribution coverage ratio of 1.16x

OMAHA, Neb., July 31, 2017 (GLOBE NEWSWIRE) – Green Plains Partners LP (NASDAQ:GPP) today announced financial and operating results for the second quarter of 2017. Net income was $13.1 million, or $0.40 per common unit, for the second quarter of 2017 compared with $14.0 million, or $0.43 per common unit, for the same period in 2016. The partnership reported adjusted EBITDA of $16.7 million and distributable cash flow of $15.3 million for the second quarter of 2017, compared with adjusted EBITDA of $16.0 million and distributable cash flow of $15.4 million for the same period in 2016. Distribution coverage for the last twelve months (LTM) ended June 30, 2017, was 1.16x.

“Overall storage and throughput volumes were lower this quarter versus last quarter, but we expect them to return to normal levels in the last half of the year,” said Todd Becker, president and chief executive officer of Green Plains Partners. “We maintained strong distribution coverage and increased our distributions for the seventh consecutive quarter. We continue to focus on growing our downstream platform and believe our strong base of business provides a strategic and financial advantage.”

Second Quarter Highlights

•	On July 20, 2017, the board of directors of the partnership’s general partner declared a quarterly cash distribution of $0.45 per unit, or approximately $14.6 million, for the quarter ended June 30, 2017. The second quarter distribution is payable on Aug. 11, 2017, to unitholders of record at the close of business on Aug. 4, 2017.

•	Effective June 1, 2017, the partnership’s joint venture with Delek Renewables LLC, NLR Energy Logistics LLC, signed a five-year lease with the Little Rock Port Authority to construct and operate an ethanol unit-train terminal within the 2,600-acre industrial park, which is served by two Class I railroads and has convenient access to major highways. The joint venture also executed five-year terminal throughput agreements with affiliates of its partners that will provide the terminal minimum volume commitments upon completion, which is expected during the first quarter of 2018.

Results of Operations

Consolidated revenues decreased $0.4 million for the three months ended June 30, 2017, compared with the same period for 2016. Revenues generated from the partnership’s rail transportation services agreement with Green Plains Trade decreased $0.6 million due to lower average rates charged for volumetric capacity provided. This decrease was offset by revenues generated from the partnership’s storage and throughput agreement and terminal agreements with Green Plains Trade, which increased $0.6 million due to higher throughput volumes related to ethanol storage assets acquired in September 2016, reduced by lower system-wide throughput volumes. Green Plains Trade experienced lower throughput volumes than expected due to the weak ethanol margin environment during the three months ended June 30, 2017. Revenues generated from the partnership’s terminal services agreements with other customers decreased $0.4 million due to lower third-party ethanol and biodiesel volumes at the partnership’s Birmingham facility and other terminals.

Operations and maintenance expenses decreased $0.2 million for the three months ended June 30, 2017, compared with the same period for 2016, primarily due to lower railcar lease expense. Selling, general and administrative expenses increased $0.1 million for the three months ended June 30, 2017, compared with the same period for 2016, due primarily to higher accounting expenses.

Green Plains Trade is obligated to throughput a minimum of 296.6 million gallons of ethanol per quarter, according to its storage and throughput agreement with the partnership. During the second quarter of 2017, Green Plains Inc. slowed its production in response to the weak ethanol margin environment, resulting in throughput below the minimum volume commitment. The partnership charged Green Plains Trade approximately $1.0 million for a deficiency payment related to the minimum volume commitment. The deficiency payment may be applied as a credit toward throughput in excess of the minimum volume commitment during the next four quarters. As a result, it was recorded as unearned revenue and included in adjusted EBITDA for the three months ended June 30, 2017.

GREEN PLAINS PARTNERS LP

SELECTED OPERATING DATA

(unaudited, in million gallons)

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Var.	2017	2016	% Var.
Product volumes
Storage and throughput services	284.5	278.9	2.0%	605.6	526.4	15.0%
Terminal services:
Affiliate	42.5	30.2	40.7	91.4	58.9	55.2
Non-affiliate	35.0	47.4	(26.2)	60.5	91.6	(34.0)

	77.5	77.6	(0.1)	151.9	150.5	0.9
Railcar capacity billed (daily average)	91.4	77.2	18.4	90.3	75.0	20.4

Liquidity and Capital Resources

Total liquidity as of June 30, 2017, was $30.0 million, including $2.9 million in cash and cash equivalents, and $27.1 million available under the partnership’s revolving credit facility. The balance outstanding on the partnership’s revolving credit facility was $127.9 million as of June 30, 2017.

Conference Call Information

On Aug. 1, 2017, Green Plains Partners LP and Green Plains Inc. will host a joint conference call at 11 a.m. Eastern time (10 a.m. Central time) to discuss second quarter 2017 financial and operating results for each company. Domestic and international participants can access the conference call by dialing 888.417.8531 and 719.457.2080, respectively. The company advises participants to call at least 10 minutes prior to the start time. Alternatively, the conference call, transcript and presentation will be accessible on Green Plains Partners’ website at http://ir.greenplainspartners.com.

Non-GAAP Financial Measures

Adjusted EBITDA and distributable cash flow are supplemental financial measures used to assess the partnership’s financial performance. Management believes adjusted EBITDA and distributable cash flow provide investors useful information in assessing the partnership’s financial condition and results of operations. Adjusted EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization, and adjustments for transaction costs related to acquisitions or financings, minimum volume commitment deficiency payments, unit-based compensation expense and net gains or losses on asset sales. Distributable cash flow is defined as adjusted EBITDA less interest paid or payable, income taxes paid or payable and maintenance capital expenditures. Adjusted EBITDA and distributable cash flow are not presented in accordance with generally accepted accounting principles (GAAP) and therefore should not be considered in isolation or as alternatives to net income or any other measure of financial performance presented in accordance with GAAP to analyze the partnership’s results.

About Green Plains Partners LP

Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol production, grain handling and storage, cattle feedlots, food ingredients, and commodity marketing and logistics services. The company is the second largest consolidated owner of ethanol production facilities in the world with 17 dry mill plants, producing nearly 1.5 billion gallons of ethanol at full capacity. Green Plains owns a 62.5% limited partner interest and a 2.0% general partner interest in Green Plains Partners. For more information about Green Plains, visit www.gpreinc.com.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied are discussed in Green Plains Partners’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains Partners assumes no obligation to update any such forward-looking statements, except as required by law.

Consolidated Financial Results

GREEN PLAINS PARTNERS LP

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2017	December 31, 2016
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$2,939	$622
Accounts receivable, including from affiliates	16,303	20,290
Other current assets	1,162	1,363

Total current assets	20,404	22,275
Property and equipment, net	50,073	51,022
Other assets	20,150	20,479

Total assets	$90,627	$93,776

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable, including to affiliates	$7,194	$6,201
Other current liabilities	8,631	11,102

Total current liabilities	15,825	17,303
Long-term debt	135,851	136,927
Other liabilities	3,167	3,712

Total liabilities	154,843	157,942
Partners’ capital	(64,216)	(64,166)

Total liabilities and partners’ capital	$90,627	$93,776

GREEN PLAINS PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands except per unit amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Var.	2017	2016	% Var.
Revenues
Affiliate	$23,514	$23,538	(0.1)%	$49,271	$45,306	8.8%
Non-affiliate	1,551	1,955	(20.7)	3,023	3,975	(23.9)

Total revenues	25,065	25,493	(1.7)	52,294	49,281	6.1

Operating expenses
Operations and maintenance	8,284	8,504	(2.6)	16,815	17,149	(1.9)
Selling, general and administrative	1,124	1,051	6.9	2,336	2,259	3.4
Depreciation and amortization	1,247	1,488	(16.2)	2,501	2,705	(7.5)

Total operating expenses	10,655	11,043	(3.5)	21,652	22,113	(2.1)

Operating income	14,410	14,450	(0.3)	30,642	27,168	12.8

Other income (expense)
Interest income	21	21	—	41	42	(2.4)
Interest expense	(1,301)	(410)	217.3	(2,529)	(794)	218.5

Total other expense	(1,280)	(389)	229.0	(2,488)	(752)	230.9

Income before income taxes	13,130	14,061	(6.6)	28,154	26,416	6.6
Income tax expense	45	79	(43.0)	92	252	(63.5)

Net income	$13,085	$13,982	(6.4)%	$28,062	$26,164	7.3%

Net income attributable to partners’ ownership interests:
General partner	$262	$280	(6.4)%	$561	$523	7.3%
Limited partners – common unitholders	6,416	6,852	(6.4)	13,759	12,824	7.3
Limited partners – subordinated unitholders	6,407	6,850	(6.5)	13,742	12,817	7.2
Earnings per limited partner unit (basic and diluted):
Common units	$0.40	$0.43	(6.5)%	$0.86	$0.81	7.2%

Subordinated units	$0.40	$0.43	(6.5)%	$0.86	$0.81	7.2%

Weighted average limited partner units outstanding (basic and diluted):
Common units	15,910	15,895	0.1	15,910	15,897	0.1

Subordinated units	15,890	15,890	—	15,890	15,890	—

Supplemental Revenues Data:
Storage and throughput services	$14,225	$13,945	2.0%	$30,279	$26,320	15.0%
Terminal services	2,917	2,950	(1.1)	6,028	5,845	3.1
Railcar transportation services	7,255	7,901	(8.2)	14,785	15,675	(5.7)
Other	668	697	(4.2)	1,202	1,441	(16.6)

Total revenues	$25,065	$25,493	(1.7)%	$52,294	$49,281	6.1%

GREEN PLAINS PARTNERS LP

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited, in thousands)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net income	$28,062	$26,164
Noncash operating adjustments:
Depreciation and amortization	2,501	2,705
Deferred income taxes	—	(3)
Other	509	560
Net change in working capital	1,707	(1,210)

Net cash provided by operating activities	32,779	28,216

Cash flows from investing activities:
Purchases of property and equipment	(1,131)	(331)
Acquisition of assets from sponsor	—	(62,312)

Net cash used by investing activities	(1,131)	(62,643)

Cash flows from financing activities:
Payments of distributions	(28,231)	(26,193)
Net proceeds (payments) – revolving credit facility	(1,100)	47,000
Other	—	(1)

Net cash provided (used) by financing activities	(29,331)	20,806

Net change in cash and cash equivalents	2,317	(13,621)
Cash and cash equivalents, beginning of period	622	16,385

Cash and cash equivalents, end of period	$2,939	$2,764

GREEN PLAINS PARTNERS LP

RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

(unaudited, dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,		LTM Ended June 30,
	2017	2016	2017	2016	2017
Net income	$13,085	$13,982	$28,062	$26,164	$58,703
Interest expense	1,301	410	2,529	794	4,280
Income tax expense	45	79	92	252	64
Depreciation and amortization	1,247	1,488	2,501	2,705	5,443
Minimum volume commitments	1,010	—	1,010	—	1,010
Transaction costs	—	—	—	(4)	355
Unit-based compensation expense	60	37	119	22	240

Adjusted EBITDA	16,748	15,996	34,313	29,933	70,095
Less:
Interest paid or payable	1,301	410	2,529	794	4,280
Income taxes paid or payable	45	83	92	255	63
Maintenance capital expenditures	58	140	164	174	254

Distributable cash flow	$15,344	$15,363	$31,528	$28,710	$65,498

Distributions declared(1)	$14,608	$13,298	$28,886	$26,434	$56,468

Coverage ratio	1.05x	1.16x	1.09x	1.09x	1.16x

(1)	Represents distributions declared for the applicable period and paid in the subsequent quarter.

Contact: Jim Stark | Vice President, Investor & Media Relations | 402.884.8700 | jim.stark@gpreinc.com

###